Exhibit 23.1



                    COOPERS & LYBRAND L.L.P.
                     One South Market Square
                   Harrisburg, PA  17101-9916

                 CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement of Old Guard Group, Inc. on Form S-8 of our report dated March 5, 1997 on our audits of the combined financial statements of Old Guard Mutual Insurance Company, Old Guard Mutual Fire Insurance Company, and Goschenhoppen-Home Mutual Insurance Company and subsidiary (the Group) as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 appearing in Form 10-K (File No. 000-21611) of Old Guard Group, Inc. filed with the Securities and Exchange Commission on March 31, 1997.


                              /s/ COOPERS & LYBRAND LLP

One South Market Square
Harrisburg, Pennsylvania
February 11, 1998